Exhibit 99.1

Diedrich Coffee Reports Fourth Quarter and Fiscal 2009 Financial Results

IRVINE, California, September 21, 2009 – Diedrich Coffee, Inc. (NASDAQ: DDRX), a leading roaster and wholesaler of the world’s finest coffees, reported financial results for the fourth quarter and fiscal year ended June 24, 2009.

Fourth Quarter 2009 Highlights

•	Net revenue in the fourth quarter increased 57% to $20.1 million when compared with the same period of the prior year, led by a 75% or $7.8 million increase in Keurig K-cup sales.

•	Net income was $3.0 million or $0.54 per basic share vs. a net loss of $10.2 million or $(1.86) per basic share compared to the same period of the prior year.

•	Completed transition to premier coffee roaster and wholesaler with divesture of Gloria Jean’s franchise operations for approximately $3.1 million.

•	Initiated expansion and upgrade of K-Cup production lines to be completed by the fall, designed to increase output capacity by more than 40%.

Fourth Quarter and Fiscal Year 2009 Financial Results

Net revenue in the fourth quarter increased 57% to $20.1 million from $12.9 million in the fourth quarter of 2008. For fiscal year 2009, total revenue increased 56% to $62.3 million from $40.0 million reported in fiscal 2008.

Net income was $3.0 million or $0.54 per basic share in the fourth quarter of fiscal 2009, an improvement from a net loss of $10.2 million or $(1.86) per basic share in the fourth quarter of fiscal 2008. For fiscal year 2009, net income was $1.6 million or $0.29 per basic share versus a net loss of $13.8 million or $(2.52) per basic share in fiscal 2008.

Adjusted net income (a non-GAAP financial measure) was $1.6 million or $0.29 per basic share in the fourth quarter of fiscal year 2009, an improvement from an adjusted net loss of $2.0 million or $(0.37) per basic share in the same quarter of the prior year. For fiscal year 2009, adjusted net income was $0.3 million or $0.05 per basic share, an improvement from an adjusted net loss of $5.1 million or $(0.92) per basic share in fiscal year 2008. Adjusted net income represents net income or loss before the gain on the sale of discontinued operations, a one-time non-cash interest charge related to warrants issued, and the income contribution from discontinued operations (see important discussion about the presentation of non-GAAP financial information below, including a reconciliation to the most directly comparable GAAP financial measure).

At the end of the fourth quarter of fiscal 2009, cash and restricted cash was $4.2 million, as compared to $1.8 million at the end of the third fiscal quarter of 2009 and $1.3 million at the end of fiscal 2008.

Management Commentary

“Our long term plan to exit the retail coffee business and concentrate on roasting and K-cup wholesale distribution ignited a company transformation that culminated in the fourth quarter of 2009,” said J. Russell Phillips, president and CEO of Diedrich Coffee. “The success of this new direction is evident in our financial performance, producing a third sequential year of revenue growth. This growth is attributed to record sales of our leading Diedrich Coffee, Gloria Jean’s Coffee and Coffee People brands in the K-cup format.”

“During 2009,” continued Phillips, “Diedrich Coffee climbed in rank to becoming the second largest K-cup roaster out of the four exclusively licensed in the Keurig system. We attribute much of our success to our unmatched bean quality and roasting recipes which have become very popular with Keurig brewer owners. Our Coffee People Donut Shop coffee is now one of the best selling K-cups in the entire Keurig system after just 18 months on the market. Our Gloria Jean’s Hazelnut coffee is also ranked as the number one flavored K-cup.”

Paul Heeschen, the company’s chairman of the board, said, “We expect the demand for our K-cups will continue to be fueled by the rapidly expanding base of installed Keurig brewers and demand for specialty coffees in homes, restaurants, and offices. In fiscal 2010, we plan to build upon our online, big box retail and foodservice channels and focus on the development of grocery wholesale distribution as a means to reach the 55% of consumers who spend their grocery dollars at their local supermarket. We anticipate meeting the emerging demands and capitalizing on the opportunities in the K-cup marketplace with new products and packaging enhancements, as well as increased production capacity coming on line this fall.”

Business Outlook

Based on current business conditions and expectations, Diedrich Coffee expects revenues for the fiscal year ending June 30, 2010 to be in the range of $90 to $95 million, or an increase of approximately 44% to 52% over fiscal year 2009. The company also expects fully diluted GAAP net income per share in the range of $0.90 to $1.00. This guidance is supported by a number of factors, including the forecasted strong growth in Keurig brewer sales and the increasing number of retail locations selling Keurig K-Cups. Consistent with the historical seasonality of Diedrich Coffee, the company expects the first fiscal quarter of 2010 to be its weakest while the second and third to be its strongest.

Fourth Quarter and Fiscal 2009 Conference Call

Diedrich Coffee will hold a conference call to discuss the fourth quarter and fiscal year 2009 today at 4:30 p.m. Eastern time. Diedrich Coffee’s CEO and President Russ Phillips and CFO Sean McCarthy will host the presentation, followed by a question and answer period.

Date: Monday, September 21, 2009

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

Dial-In Number: 1-888-789-9572

International: 1-416-695-7806

Conference ID#: 4015895

A simultaneous webcast and replay of the call will be accessible via Diedrich Coffee’s investor section at www.diedrich.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization and ask you to wait until the call begins. If you have any difficulty connecting with the conference call, please contact the Liolios Group at 949-574-3860.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day and until October 19, 2009:

Toll-free replay number: 1-800-408-3053

International replay number: 1-416-695-5800

Replay Pin Number: 1228028

About Adjusted Net Income (Loss) and the Use of Non-GAAP Financial Information

Adjusted net income (loss) is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to net income, operating income or any other financial measures calculated and presented in accordance with GAAP. Diedrich Coffee defines adjusted net income as net income/(loss) before the gain on the sale of discontinued operations, a one-time non-cash interest charge related to warrants issued, and the income contribution from discontinued operations. The company presents adjusted net income because it believes it to be a meaningful supplemental measure of performance in the evaluation of the company’s results of operations because it excludes amounts that the company does not consider part of ongoing operating results when assessing the performance of the company and presents a measure of earnings that facilitates a comparison of results from one period to results from another period on a more consistent basis. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of Diedrich Coffee nor is it intended to be predictive of potential future results. Investors should not consider adjusted net income in isolation or as a substitute for analysis of results as reported under GAAP. The company strongly encourages investors to review its financial statements in their entirety and to not rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. See “Reconciliation of Adjusted Net Income (Loss) to GAAP Income (Loss)” below for further information on this non-GAAP financial measure and reconciliation of adjusted net income (loss) to GAAP net income (loss) for the periods indicated.

Diedrich Coffee, Inc.

Reconciliation of Adjusted Income (Loss) to GAAP Income (Loss)

(in thousands, except per share amounts)

(unaudited)

	For the sixteen weeks ended	For the twelve weeks ended	For the twelve weeks ended	For the twelve weeks ended	For the sixteen weeks ended
	6/24/2009	3/4/2009	12/10/2008	9/17/2008	6/25/2008
Consolidated Statement of Operations Reconciliation
Net income (loss) on a GAAP basis	$3,012	$1,358	$(995)	$(1,783)	$(10,194)
Accrued management incentive compensation (1)	469	(156)	(156)	(157)	—
One-time non-cash interest expense (2)	440	—	—	—	—
Gain on sale of Gloria Jean’s franchise operations	(2,609)	—	—	—	—
Loss from discontinued operations	337	102	83	316	1,899
Impairment of Goodwill associated with the 1999 acquisition of Coffee People, Inc	—	—	—	—	6,311

Adjusted net income (loss)	$1,649	$1,304	$(1,068)	$(1,624)	$(1,984)

Consolidated Statement of Operations Reconciliation per Basic Share
Net income (loss) per basic share on a GAAP basis	$0.54	$0.25	$(0.18)	$(0.33)	$(1.86)
Accrued management incentive compensation (1)	0.08	(0.03)	(0.03)	(0.03)	—
One-time non-cash interest expense (2)	0.08	—	—	—	—
Gain on sale of Gloria Jean’s franchise operations	(0.47)	—	—	—	—
Loss from discontinued operations	0.06	0.02	0.02	0.06	0.34
Impairment of Goodwill associated with the 1999 acquisition of Coffee People, Inc	—	—	—	—	1.15

Adjusted net income (loss) per basic share	$0.29	$0.24	$(0.19)	$(0.30)	$(0.37)

Basic shares used in calculation	5,593	5,468	5,468	5,468	5,468

(1)	Prior three quarters expense for bonus accrual recorded in Q4
(2)	Warrants issued to extend the Note Purchase Agreement

	For the fifty-two weeks ended	For the fifty-two weeks ended
	6/24/2009	6/25/2008
Consolidated Statement of Operations Reconciliation
Net income (loss) on a GAAP basis	$1,592	$(13,776)
One-time non-cash interest expense	440	—
Gain on sale of Gloria Jean’s franchise operations	(2,609)	—
Loss from discontinued operations	838	3,667
Impairment of Goodwill associated with the 1999 acquisition of Coffee People, Inc	—	6,311
Gain on sale related to 2006 Starbucks transaction	—	(1,276)

Adjusted net income (loss)	$261	$(5,074)

Consolidated Statement of Operations Reconciliation per Basic Share
Net income (loss) per basic share on a GAAP basis	$0.29	$(2.52)

One-time non-cash interest expense	0.08	—
Gain on sale of Gloria Jean’s franchise operations	(0.47)	—
Loss from discontinued operations	0.15	0.67
Impairment of Goodwill associated with the 1999 acquisition of Coffee People, Inc	—	1.16
Gain on sale related to 2006 Starbucks transaction	—	(0.23)

Adjusted net income (loss) per basic share	$0.05	$(0.92)

Weighted average basic shares outstanding	5,593	5,459

About Diedrich Coffee

With headquarters in Irvine, California, Diedrich Coffee specializes in sourcing, roasting and selling the world’s highest quality coffees. The company markets its three leading brands of specialty coffees, Diedrich Coffee, Coffee People and Gloria Jean’s Coffees, through office coffee service distributors, restaurants and specialty retailers, and via the company’s web stores. Diedrich Coffee is one of only four roasters under license to produce K-Cups for Keurig Incorporated’s top-selling single-cup brewing system. For more information about Diedrich Coffee, call 800-354-5282 or go to: www.diedrich.com, www.coffeepeople.com or www.coffeeteastore.com.

Forward-Looking Statements

Statements in this news release that relate to future plans, financial results or projections, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and fall under the safe harbor. Actual results and financial position could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including, but not limited to, the financial and operating performance of Diedrich Coffee’s wholesale operations, the company’s ability to maintain profitability over time, the successful execution of the company’s growth strategies, the impact of competition, the availability of working capital, and other risks and uncertainties described in detail under “Risk Factors and Trends Affecting Diedrich Coffee and its Business” in the company’s annual report on Form 10-K for the fiscal year ended June 24, 2009 and other reports filed with the Securities and Exchange Commission. Except where required by law, the company does not undertake an obligation to revise or update any forward-looking statements, whether as a result of new information, future events or changed circumstances.

Trademarks are the property of their respective owners.

Diedrich Coffee Investor Relations:

Scott Liolios or Cody Slach

Liolios Group, Inc.

Tel 949-574-3860

info@liolios.com

DIEDRICH COFFEE, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Sixteen Weeks Ended June 24, 2009	Sixteen Weeks Ended June 25, 2008	Fifty-Two Weeks Ended June 24, 2009	Fifty-Two Weeks Ended June 25, 2008
Wholesale revenue	$19,828	$12,606	$61,427	$39,103
Franchise revenue	20	26	80	83
Retail sales	300	218	803	793

Total net revenue	20,148	12,850	62,310	39,979

Cost of sales and related occupancy costs	14,751	11,247	47,918	32,968
Operating expenses	1,069	1,017	4,360	4,182
Depreciation and amortization	737	392	1,889	1,146
General and administrative expenses	2,329	2,561	7,197	7,016
(Gain) loss on asset disposals	(7)	—	(14)	77
Provision for Asset Impairment & Restructuring		6,311	—	6,311

Total costs and expenses	18,879	21,528	61,350	51,700

Operating income (loss) from continuing operations	1,269	(8,678)	960	(11,721)
Interest income (expense) and other income, net	(636)	(13)	(1,234)	302

Income (loss) from continuing operations before income tax benefit	633	(8,691)	(274)	(1,419)
Income tax benefit	107	396	95	34

Income (loss) from continuing operations	740	(8,295)	(179)	(11,385)
Loss from discontinuing operations	(334)	(1,899)	(838)	(3,667)
Gain on sale of discontinued operations, net of tax	2,606	—	2,609	1,276

Net income (loss)	$3,012	$(10,194)	$1,592	$(13,776)

Basic net income (loss) per share:
Income (loss) from continuing operations	$0.13	$(1.51)	$(0.03)	$(2.08)

Income (loss) from discontinued operations, net	$0.41	$(0.35)	$0.32	$(0.44)

Net income (loss) per share-basic	$0.54	$(1.86)	$0.29	$(2.52)

Diluted net income (loss) per share:
Income (loss) from continuing operations	$0.10	$(1.51)	$(0.03)	$(2.08)

Income (loss) from discontinued operations, net	$0.30	$(0.35)	$0.32	$(0.44)

Net income (loss) per share-diluted	$0.40	$(1.86)	$0.29	$(2.52)

Weighted average and equivalent shares outstanding:
Basic:	5,593	5,468	5,507	5,459

Dilutive:	7,464	5,468	5,507	5,459

DIEDRICH COFFEE, INC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

(unaudited)

	June 24, 2009	June 25, 2008
Cash	$3,572	$670
Restricted cash	623	623
Accounts receivable, net	6,335	5,015
Inventories	5,510	4,652
Other assets	10,888	11,206

Total assets	$26,928	$22,166

Accounts payable	$5,228	$5,169
All other current liabilities	5,921	7,148
Other liabilities	2,005	677
Total stockholders’ equity	13,774	9,172

Total liabilities and stockholders’ equity	$26,928	$22,166